Exhibit 3.1

NORCRAFT COMPANIES, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: Norcraft Companies, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock that this corporation is authorized to issue is: 1,000 shares of common stock, par value $0.01.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this amended and restated certificate of incorporation this 12th day of May, 2015.

/s/ Robert K. Biggart
Robert K. Biggart
Vice President and Assistant Secretary